UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         September 30, 2014

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2014, CD International Enterprises, Inc. (the "Company") entered into a Share Exchange Agreement (the "Agreement") to acquire a 100% ownership interest in EM Resources Enterprises, Inc., a Florida corporation engaged in iron ore mining and trading of mineral ores ("EM") from EM's sole shareholder Mr. Manuel Mustafa. The Equity Transfer Contracts were unanimously approved by our Board of Directors.

Under the terms of the Agreement, the Company purchased 100% ownership interest in EM for an aggregate purchase price of $15.4 million. Of this amount, CDII will issue to EM a $2 million note payable within two years and 209,375 shares of CDII Series E Convertible Preferred Stock with a total market value of $13.4 million. The preferred stock can be converted to CDII common stock as of October 1, 2017 at a ratio of one to one thousand CDII common stock, at a conversion price of $0.064 per share.

On September 30, 2014, the Company and its wholly owned subsidiary CDII Minerals, Inc. entered into a Security Agreement with EM and Mr. Mustafa for a promissory note. The promissory note has a principle amount of $2 million and is due on September 30, 2017 payable in cash or stock of the Company.

The Agreement contains certain representations, warranties and covenants between the parties. The Agreement may be terminated by any party to the agreement if the closing under the terms of the Agreement has not occurred in accordance with the Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

On September 30, 2014, the Company's board of authorized the issuance of 209,375 shares of CDII series E preferred stock to EM as part of the purchase price of the acquisition.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the acquisition, the Company entered into an Employment Agreement with Mr. Manual Mustafa, the president of EM, appointing Mr. Mustafa as a director of the Company and President of CDII Minerals, Inc. a wholly owned subsidiary of the Company. Mr. Mustafa will receive an annual base salary of $360,000 commending on October 1, 2014 and ending on September 30, 2017 and options to purchase 3 million shares of the Company's common stock per year value at $0.064 per share starting October 1, 2014. Mr. Mustafa’s salary will be paid with cash flow generated from EM operations. The options are available to be fully vested as of October 1, 2017 at a conversion price of $0.064 per share.

Mr. Mustafa is currently the president of EM. Mr. Mustafa has served as the CEO and Chairman of EM Resource Enterprises Inc. (formerly known as Muszam Investment, Inc.) since July 2010. Mr. Mustafa has over 14 years extensive experience in financial support for mining companies, iron ore trading, joint venture, and business management in South America. From 2006 to 2010, Mr. Mustafa worked at Inveersiones Cachamay C.A. at Pureto Ordaz, Venezuela as assistant to Department of Administration and was promoted to General Manager in 2008.  During that period, Mr. Mustafa was responsible for maintaining and generating various business reports including financial statements, expanding customer base nationwide, expanding company business nationwide, and managing quality control. Mr Mustafa has a Bachelor of Arts Degree in Business Administration from Universidad Catolica Andres Bello.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On September 30, 2014 the Board of Directors of the Company approved an amendment and restatement of its Articles of Incorporation to designate a series of preferred stock, consisting of three hundred thousand shares, as Series E Non-Voting Convertible Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

 (d)           Exhibits

10.73	Share Exchange Agreement between CD International Enterprises, Inc. and EM Resources Enterprises. Inc. dated September 30, 2014
10.74	Promissory Note between CD International Enterprises, Inc. and Manual Mustafa. dated September 30, 2014
10.75	Security Agreement between CD International Enterprises, Inc., CDII Minerals, Inc., EM Resources Enterprises. Inc. and Manual Mustafa dated September 30, 2014
10.76	Employment Agreement between CD International Enterprises, Inc. and Manuel Mustafa dated September 30, 2014

*     Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  CD International Enterprises, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD INTERNATIONAL ENTERPRISES, INC.

Date: October 07, 2014	By:	/s/ Yuejian (James) Wang
Yuejian (James) Wang Chief Executive Officer and President